SEGMENTZ, INC. ENTERS INTO AGREEMENT TO ACQUIRE

DASHER EXPRESS & AIR FREIGHT

FOR IMMEDIATE RELEASE

Company Contact: Investor Relations Contact:

Segmentz, Inc. Hayden Communications, Inc.

Allan Marshall Mark McPartland

813-989-2232 843-272-4653

TAMPA, Fla.–(BUSINESS WIRE) - January 6, 2004–Segmentz, Inc. (OTCBB: SEGZ), announced today the closing of an acquisition agreement signed December 31, 2003 to acquire all outstanding capital stock of Dasher Express & Air Freight, a privately held Lexington, KY based Company.

The terms of the transaction are valued at approximately $2,000,000 in cash and stock, as well as incentive and bonus payments to be paid to the acquisition candidate based on management achieving certain financial milestones. Dasher Express & Air Freight generated over $8 million in revenues over the past twelve months and has been historically cash flow positive. The acquisition is expected to be accretive to Segmentz’s earnings in 2004.

Allan Marshall, Chief Executive Officer of Segmentz, Inc., stated, “Our team is extremely pleased to finalize this agreement as it represents a continuance of our acquisition strategy which remains focused in the Southeast and Midwest United States. Dasher operates in three of our current cities and an additional three including Greensboro, Charlotte and the Detroit area, which will allow us to increase utilization and extend our expedited services to the new locations. The Detroit location gives us an additional foothold in our pursuit of future automotive dedicated delivery contracts. In addition to overlapping geographic areas of coverage, the company provides niche specialty services which can be marketed to our existing customer base, thus creating additional organic growth opportunities.”

Jeff Wiseman, Executive Financial Officer of Dasher Express stated, “We are very excited about the synergies between the companies and the opportunity to expand additional services to our customers.” Brad Kelley, Executive Operations Officer of Dasher Express stated, “We look forward to working with the Segmentz team to provide single source logistics solutions to our combined customer base.”

About Dasher Express & Air Freight

Dasher Express & Air Freight specializes in expedited trucking, scheduled line haul movements, trade show transportation and integrated third party logistics services. The Company currently operates six service centers in the Southeast and Midwest, which facilitate time definite delivery service levels. The Company began operations in 1990 and is headquartered in Lexington, KY.

About Segmentz, Inc.

Segmentz, Inc. is a provider of transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 100 companies. The Company's services include regional outsourced trucking, time definite transportation, dedicated delivery and supply chain management services. The Company operates a network of terminals in the Southeast and Midwest United States. The Company is dedicated to providing services that are customized to meet its client's individual needs and flexible enough to cope with an ever-changing business environment. Segmentz, Inc. is publicly traded on the NASDAQ OTC-BB under the symbol SEGZ.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers' acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Segmentz periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2002.

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